Exhibit 10.23

Employment Agreement

This Employment Agreement (this “Agreement”), dated as of June 6, 2016, is made by and between Selecta Biosciences, Inc., a Delaware corporation (together with any successor thereto, the “Company”), and David Siewers, CPA (“Executive”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

A.                                    It is the desire of the Company to assure itself of the services of Executive following the Effective Date (as defined below) and thereafter by entering into this Agreement.

B.                                    Executive and the Company mutually desire that Executive provide services to the Company on the terms herein provided.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the Parties hereto agree as follows:

1.                                      Employment.

(a)                                 General.  Effective on the closing of the Company’s initial public offering of stock pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (the “Effective Date”), the Company shall employ Executive and Executive shall remain in the employ of the Company, for the period and in the positions set forth in this Section 1, and subject to the other terms and conditions herein provided.

(b)                                 At-Will Employment.  The Company and Executive acknowledge that Executive’s employment is and shall continue to be at-will, as defined under applicable law, and that Executive’s employment with the Company may be terminated by either Party at any time for any or no reason (subject to the notice requirements of Section 3(b)).  This “at-will” nature of Executive’s employment shall remain unchanged during Executive’s tenure as an employee and may not be changed, except in an express writing signed by Executive and a duly authorized officer of the Company.  If Executive’s employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, award or compensation other than as provided in this Agreement or otherwise agreed to in writing by the Company or as provided by applicable law.  The term of this Agreement (the “Term”) shall commence on the Effective Date and end on the date this Agreement is terminated under Section 3.

(c)                                  Positions and Duties.  Executive shall serve as Chief Financial Officer of the Company with such responsibilities, duties and authority normally associated with such positions and as may from time to time be reasonably assigned to Executive by the Chief Executive Officer of the Company.  Executive shall devote substantially all of Executive’s working time and efforts to the business and affairs of the Company (which shall include service to its affiliates, if applicable), provided that Executive may engage in outside business activities (including serving on outside boards or committees) to the extent such activities do not materially interfere with the performance of Executive’s duties and responsibilities under this Agreement or violate the terms of the Employee Nondisclosure, Noncompetition and Assignment of Intellectual Property Agreement attached as Exhibit B (the “Restrictive Covenant Agreement”).  Executive agrees to observe and comply with the rules and policies of the Company as adopted by the Company from time to time, in each case as amended from time to time, as set forth in writing, and as delivered or made available to Executive (each, a “Policy”).

2.                                      Compensation and Related Matters.

(a)                                 Annual Base Salary.  During the Term, Executive shall receive a base salary at a rate of $250,000 per annum, which shall be paid in accordance with the customary payroll practices of the Company and shall be pro-rated for partial years of employment.  Such annual base salary shall be reviewed (and may be increased) from time to time by the Board of Directors of the Company or an authorized committee of the Board (in either case, the “Board”) (such annual base salary, as it may be increased from time to time, the “Annual Base Salary”).

(b)                                 Bonus.  During the Term, Executive will be eligible to participate in an annual incentive program established by the Board.  Executive’s annual incentive compensation under such incentive program (the “Annual Bonus”) shall be targeted at 35% of Executive’s Annual Base Salary (the “Target Bonus”).  The Annual Bonus payable under the incentive program shall be based on the achievement of performance goals to be determined by the  Board.  The payment of any Annual Bonus pursuant to the incentive program will be made on or before March 15 of the year following the year in which such Annual Bonus is earned.

(c)                                  Benefits.  During the Term, Executive shall be eligible to participate in employee benefit plans, programs and arrangements of the Company (including medical, dental and 401(k) plans), consistent with the terms thereof and as such plans, programs and arrangements may be amended from time to time.  In no event shall Executive be eligible to participate in any severance plan or program of the Company, except as set forth in Section 4 of this Agreement.

(d)                                 Vacation.  During the Term, Executive shall be entitled to four weeks of paid personal leave, or paid personal leave per calendar year in accordance with the Company’s Policies, whichever is greater.  Vacation days accrued, but not used by the end of any calendar year may be used in the subsequent calendar year; provided that no more than five accrued vacation days may be carried over from one year to the next.  Any vacation shall be taken at the reasonable and mutual convenience of the Company and Executive.

(e)                                  Business Expenses.  During the Term, the Company shall reimburse Executive for all reasonable travel and other business expenses incurred by Executive in the performance of Executive’s duties to the Company in accordance with the Company’s expense reimbursement Policy.

(f)                                   Key Person Insurance.  At any time during the Term, the Company shall have the right to insure the life of Executive for the Company’s sole benefit.  The Company shall have the right to determine the amount of insurance and the type of policy.  Executive shall reasonably cooperate with the Company in obtaining such insurance by submitting to physical examinations, by supplying all information reasonably required by any insurance carrier, and by executing all necessary documents reasonably required by any insurance carrier, provided that any information provided to an insurance company or broker shall not be provided to the Company without the prior written authorization of Executive.  Executive shall incur no financial obligation by executing any required document, and shall have no interest in any such policy.

3.                                      Termination.

Executive’s employment hereunder may be terminated by the Company or Executive, as applicable, without any breach of this Agreement under the following circumstances:

(a)                                 Circumstances.

(i)                                     Death.  Executive’s employment hereunder shall terminate upon Executive’s death.

(ii)                                  Disability.  If Executive has incurred a Disability, as defined below, the Company may terminate Executive’s employment.

(iii)                               Termination for Cause.  The Company may terminate Executive’s employment for Cause, as defined below.

(iv)                              Termination without Cause.  The Company may terminate Executive’s employment without Cause.

(v)                                 Resignation from the Company with Good Reason.  Executive may resign Executive’s employment with the Company with Good Reason, as defined below.

(vi)                              Resignation from the Company Without Good Reason.  Executive may resign Executive’s employment with the Company for any reason other than Good Reason or for no reason.

(b)                                 Notice of Termination.  Any termination of Executive’s employment by the Company or by Executive under this Section 3 (other than termination pursuant to Section 3(a)(i)) shall be communicated by a written notice to the other Party hereto (i) indicating the specific termination provision in this Agreement relied upon, (ii) setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, if applicable, and (iii) specifying a Date of Termination which, except in the case of a termination pursuant to Section 3(a)(iii), shall be at least thirty (30) days following the date of such notice, but no more than forty (40) days following the date of such notice (a “Notice of Termination”); provided, however, that the Company may deliver a Notice of Termination to Executive that specifies any Date of Termination that occurs on or after the date of the Notice of Termination (but no more than forty (40) days following the date of such notice) and, in the event that Executive delivers a Notice of Termination to the Company, the Company may, in its sole discretion, change the Date of Termination to any date that occurs on or following the date of the Notice of Termination and is prior to the Date of Termination specified in the Notice of Termination, provided, in either case, that if the Company selects a Date of Termination that is less than thirty (30) days after the date of the Notice of Termination, the Company will pay Executive the base salary Executive would have earned during the period commencing on the Date of Termination selected by the Company and ending thirty (30) days after the date of the Notice of Termination.  The failure by either party to set forth in the Notice of Termination any fact or circumstance shall not waive any right of the party hereunder or preclude the party from asserting such fact or circumstance in enforcing the party’s rights hereunder.  Any decision to terminate Executive’s employment for Cause shall be made by a majority vote of the Board after Executive has received written notice from the Board setting forth in reasonable detail the facts and circumstances claimed to provide the basis for the Cause and the Board has provided the Executive reasonable opportunity to be heard by the Board with counsel present if he chooses.

(c)                                  Company Obligations upon Termination.  Upon termination of Executive’s employment pursuant to any of the circumstances listed in this Section 3, Executive (or Executive’s estate) shall be entitled to receive the sum of:  (i) the portion of Executive’s Annual Base Salary earned through the Date of Termination, but not yet paid to Executive; (ii) any unpaid Annual Bonus earned by Executive for the year prior to the year in which the Date of Termination occurs, as determined by the Board in its good faith discretion based upon actual performance achieved, which Annual Bonus, if any, shall be paid to Executive when bonuses for such year are paid to actively employed senior executives of the Company but in no event later than March 15 of the year in which the Date of Termination occurs; (iii) any expenses owed to Executive pursuant to Section 2(e); and (iv) any amount accrued and arising from Executive’s participation in, or benefits accrued under any employee benefit plans, programs or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements (collectively, the “Company Arrangements”).  Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided in a benefit plan or herein, all of Executive’s rights to salary, severance, benefits, bonuses and other compensatory amounts hereunder (if any) shall cease upon the termination of Executive’s employment hereunder.

(d)                                 Deemed Resignation.  Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its subsidiaries.

4.                                      Severance Payments.

(a)                                 Termination for Cause, or Termination Upon Death, Disability or Resignation from the Company Without Good Reason.  If Executive’s employment shall terminate as a result of Executive’s death pursuant to Section 3(a)(i) or Disability pursuant to Section 3(a)(ii), pursuant to Section 3(a)(iii) for Cause, or pursuant to Section 3(a)(vi) for Executive’s resignation from the Company without Good Reason, then Executive shall not be entitled to any severance payments or benefits, except as provided in Section 3(c).

(b)                                 Termination without Cause, or Resignation from the Company with Good Reason.  If Executive’s employment terminates without Cause pursuant to Section 3(a)(iv), or pursuant to Section 3(a)(v) due to Executive’s resignation with Good Reason, then, subject to Executive signing on or before the 60th day following Executive’s Separation from Service (as defined below), and not revoking, a release of claims (which Executive will receive no later than ten (10) business days following Executive’s Separation from Service) substantially in the form attached as Exhibit A to this Agreement (the “Release”), and Executive’s continued compliance with Section 5, Executive shall receive, in addition to payments and benefits set forth in Section 3(c), the following:

(i)                                     an amount in cash equal to the Annual Base Salary, payable in the form of salary continuation in regular installments over the 12-month period following the date of Executive’s Separation from Service (the “Severance Period”) in accordance with the Company’s normal payroll practices;

(ii)                                  a pro-rata portion of the Annual Bonus, payable in the form of a lump sum payment, in an amount equal to the product of (A)(i) the Target Bonus, if the Date of Termination occurs during the first quarter of the calendar year or (ii) the Annual Bonus amount based on actual performance as determined by the  Board or an authorized committee thereof, if the Date of Termination occurs after the first quarter of the calendar year, multiplied by (B) a fraction, using the number of full months of the year elapsed prior to the Date of Termination as the numerator and 12 as the denominator; and

(iii)                               if Executive elects to receive continued medical, dental and/or vision coverage under one or more of the Company’s group healthcare plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall directly pay, or reimburse Executive for, the COBRA premiums for Executive and Executive’s covered dependents under such plans during the period commencing on Executive’s Separation from Service and ending upon the earliest of (X) the last day of the Severance Period, (Y) the date that Executive and/or Executive’s covered dependents become no longer eligible for

COBRA or (Z) the date Executive becomes eligible to receive medical, dental or vision coverage, as applicable, from a subsequent employer (and Executive agrees to promptly notify the Company of such eligibility).  Notwithstanding the foregoing, if the Company determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act) or incurring an excise tax, the Company may alter the manner in which medical, dental or vision coverage is provided to Executive after the Date of Termination so long as such alteration does not increase the after-tax cost to Executive of such benefits.

(c)                                  Change in Control.  Notwithstanding anything to the contrary in any applicable Company equity plan or equity agreement, in the event Executive’s employment terminates without Cause pursuant to Section 3(a)(iv), or pursuant to Section 3(a)(v) due to Executive’s resignation with Good Reason, in either case, within 60 days prior to or on or within 12 months following the date of a Change in Control, subject to Executive signing on or before the 60th day following Executive’s Separation from Service, and not revoking, the Release (which Executive will receive no later than ten (10) business days following Executive’s Separation from Service), and Executive’s continued compliance with Section 5, Executive shall receive, in addition to the payments and benefits set forth in Section 3(c) and Section 4(b), immediate vesting of all unvested equity or equity-based awards held by Executive under any Company equity compensation plans that vest solely based on the passage of time (for the avoidance of doubt, with any such awards that vest in whole or in part based on the attainment of performance-vesting conditions being governed by the terms of the applicable award agreement).

(d)                                 Survival.  Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 5 through 9 will survive the termination of Executive’s employment and the termination of the Term.

5.                                      Restrictive Covenants.  As a condition to the effectiveness of this Agreement, Executive will execute and deliver to the Company contemporaneously herewith the Restrictive Covenant Agreement.  Executive agrees to abide by the terms of the Restrictive Covenant Agreement, which are hereby incorporated by reference into this Agreement.  Executive acknowledges that the provisions of the Restrictive Covenant Agreement will survive the termination of Executive’s employment and the termination of the Term for the periods set forth in the Restrictive Covenant Agreement.

6.                                      Assignment and Successors.

The Company must assign its rights and obligations under this Agreement to any of its affiliates or to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise).  This Agreement shall be binding upon and inure to the benefit of the Company, Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.  None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only by will or operation of law.  Notwithstanding the foregoing, Executive shall be entitled, to the extent permitted under applicable law and applicable Company Arrangements, to select and change a beneficiary or beneficiaries to receive compensation hereunder following Executive’s death by giving written notice thereof to the Company.

7.                                      Certain Definitions.

(a)                                 Cause.  The Company shall have “Cause” to terminate Executive’s employment hereunder upon:

(i)                                     Executive’s commission of, or indictment or conviction of, any felony or any crime involving dishonesty by Executive;

(ii)                                  Executive’s participation in any fraud against the Company;

(iii)                               any intentional damage to any property of the Company by Executive;

(iv)                              Executive’s misconduct which materially and adversely reflects upon the business, operations, or reputation of the Company, which misconduct has not been cured (or cannot be cured) within thirty (30) days after the Company gives written notice to Executive regarding such misconduct; or

(v)                                 Executive’s breach of any material provision of this Agreement or any other written agreement between Executive and the Company and failure to cure such breach (if capable of cure) within thirty (30) days after the Company gives written notice to Executive regarding such breach.

(b)                                 Change in Control.  “Change in Control” shall have the meaning set forth in the version of the Selecta Biosciences, Inc. 2016 Incentive Award Plan in effect on the Effective Date.

(c)                                  Code.  “Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder.

(d)                                 Date of Termination.  “Date of Termination” shall mean (i) if Executive’s employment is terminated by Executive’s death, the date of Executive’s death; or (ii) if Executive’s employment is terminated pursuant to Section 3(a)(ii) — (vi) either the date indicated in the Notice of Termination or the date specified by the Company pursuant to Section 3(b), whichever is earlier.

(e)                                  Disability.  “Disability” shall mean, at any time the Company or any of its affiliates sponsors a long-term disability plan for the Company’s employees, “disability” as defined in such long-term disability plan for the purpose of determining a participant’s eligibility for benefits, provided, however, if the long-term disability plan contains multiple definitions of disability, “Disability” shall refer to that definition of disability which, if Executive qualified for such disability benefits, would provide coverage for the longest period of time.  The determination of whether Executive has a Disability shall be made by the person or persons required to make disability determinations under the long-term disability plan.  At any time the Company does not sponsor a long-term disability plan for its employees, “Disability” shall mean Executive’s inability to perform, with or without reasonable accommodation, the essential functions of Executive’s positions hereunder for a total of six months during any twelve-month period as a result of incapacity due to mental or physical illness as determined by a physician selected by the Company or its insurers and acceptable to Executive or Executive’s legal representative, with such agreement as to acceptability not to be unreasonably withheld or delayed.  Any unreasonable refusal by Executive to submit to a medical examination for the purpose of determining Disability shall be deemed to constitute conclusive evidence of Executive’s Disability.

(f)                                   Good Reason.  For the sole purpose of determining Executive’s right to severance payments and benefits as described above, Executive’s resignation will be with “Good Reason” if Executive resigns within one year after any of the following events, unless Executive consents to the applicable event in writing:  (i) a material reduction in Executive’s Annual Base Salary or Target Bonus, (ii) a material diminution in Executive’s authority, title, duties or areas of responsibility,  (iii) the requirement that Executive report to someone other than the Chief Executive Officer, (iv) the relocation of Executive’s primary office to a location more than 40 miles from the Boston metropolitan area, or (v) a material breach by the Company of this Agreement or any other written agreement with Executive.  Notwithstanding the foregoing, no Good Reason will have occurred unless and until Executive has:  (a) provided the Company, within 60 days of Executive’s knowledge of the occurrence of the facts and circumstances underlying the Good Reason event, written-notice stating with specificity the applicable facts and circumstances underlying such finding of Good Reason; and (b) provided the Company with an opportunity to cure the same within thirty (30) days after the receipt of such notice.

8.                                      Parachute Payments.

(a)                                 Notwithstanding any other provisions of this Agreement or any Company equity plan or agreement, in the event that any payment or benefit by the Company or otherwise to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (all such payments and benefits, including the payments and benefits under Section 4(b) and Section 4(c) hereof, being hereinafter referred to as the “Total Payments”), would be subject (in whole or in part) to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced (in the order provided in Section 8(b)) to the minimum extent necessary to avoid the imposition of the Excise Tax on the Total Payments, but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income and employment taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income and employment taxes on such Total Payments and the amount of the Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(b)                                 The Total Payments shall be reduced in the following order:  (i) reduction on a pro-rata basis of any cash severance payments that are exempt from Section 409A of the Code (“Section 409A”), (ii) reduction on a pro-rata basis of any non-cash severance payments or benefits that are exempt from Section 409A, (iii) reduction on a pro-rata basis of any other payments or benefits that are exempt from Section 409A, and (iv) reduction of any payments or benefits otherwise payable to Executive on a pro-rata basis or such other manner that complies with Section 409A; provided, in case of clauses (ii), (iii) and (iv), that reduction of any payments attributable to the acceleration of vesting of Company equity awards shall be first applied to Company equity awards that would otherwise vest last in time.

(c)                                  The Company will select an accounting firm or consulting group with experience in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax (the “Independent Advisors”) to make determinations regarding the application of this Section 8.  For purposes of such determinations, no portion of the Total Payments shall be taken into account which, in the opinion of the Independent Advisors, (i) does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) or (ii) constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation.  The costs of obtaining such determination and all related fees and expenses (including related fees and expenses incurred in any later audit) shall be borne by the Company.

(d)                                 If Executive incurs legal fees or other expenses (including expert witness and accounting fees) in an effort to determine the applicability of this Section 8 or establish entitlement to or obtain any portion of the Total Payments that have been reduced under this Section 8 (collectively, “Legal and Other Expenses”), Executive shall be entitled to payment of or reimbursement for such Legal and Other

Expenses in accordance with this Section 8(d).  Subject to Sections 9(l)(iv) and 9(m) and the other provisions of this Section 8, the Company will reimburse all Legal and Other Expenses on a monthly basis reasonably promptly after presentation of Executive’s written request for reimbursement accompanied by evidence reasonably acceptable to the Company that such Legal and Other Expenses were incurred.  If the Company establishes before a court of competent jurisdiction that Executive had no reasonable basis for a claim made by Executive hereunder, or acted in bad faith, no further payment of or reimbursement for Legal and Other Expenses shall be due to Executive in respect of such claim, and Executive shall refund any amounts previously paid or reimbursed hereunder with respect to such claim.

(e)                                  In the event it is later determined that to implement the objective and intent of this Section 8, (i) a greater reduction in the Total Payments should have been made, the excess amount shall be returned promptly by Executive to the Company or (ii) a lesser reduction in the Total Payments should have been made, the excess amount shall be paid or provided promptly by the Company to Executive, except to the extent the Company reasonably determines would result in imposition of an excise tax under Section 409A.

9.                                      Miscellaneous Provisions.

(a)                                 Governing Law.  This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the Commonwealth of Massachusetts without reference to the principles of conflicts of law of the Commonwealth of Massachusetts or any other jurisdiction that would result in application of the laws of a jurisdiction other than the Commonwealth of Massachusetts, and where applicable, the laws of the United States.

(b)                                 Validity.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(c)                                  Notices.  Any notice, request, claim, demand, document and other communication hereunder to any Party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile or certified or registered mail, postage prepaid, as follows:

(i)                                     If to the Company, to the General Counsel of the Company at the Company’s headquarters,

(ii)                                  If to Executive, to the last address that the Company has in its personnel records for Executive, or

(iii)                               at any other address as any Party shall have specified by notice in writing to the other Party.

(d)                                 Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.  Signatures delivered by facsimile or PDF shall be deemed effective for all purposes.

(e)                                  Entire Agreement.  The terms of this Agreement, the Restrictive Covenant Agreement incorporated herein by reference as set forth in Section 5, the Indemnification Agreement (defined below) and any stock option agreement between the Company and Executive entered into prior to the date hereof are intended by the Parties to be the final expression of their agreement with respect to the subject matter hereof and supersede all prior understandings and agreements, whether written or oral, including without limitation any prior employment agreement or offer letter between Executive and the Company.  The Parties further intend that this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

(f)                                   Indemnification. The Parties acknowledge that they have or will enter into an Indemnification Agreement in substantially the form attached as Exhibit C hereto.

(g)                                  Amendments; Waivers.  This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and a duly authorized officer of Company.  By an instrument in writing similarly executed, Executive or a duly authorized officer of the Company may waive compliance by the other Party with any specifically identified provision of this Agreement that such other Party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure.  No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

(h)                                 No Inconsistent Actions.  The Parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement.  Furthermore, it is the intent of the Parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

(i)                                     Construction.  This Agreement shall be deemed drafted equally by both the Parties. Its language shall be construed as a whole and according to its fair meaning.  Any presumption or principle that the language is to be construed against any Party shall not apply.  The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation.  Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary.  Also, unless the context clearly indicates to the contrary, (i) the plural includes the singular and the singular includes the plural; (ii) “and” and “or” are each used both conjunctively and disjunctively; (iii) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (iv) “includes” and “including” are each “without limitation”; (v) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (vi) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

(j)                                    Enforcement.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the Term, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.  Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(k)                                 Withholding.  The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

(l)                                     Section 409A.

(i)                                     General.  The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

(ii)                                  Separation from Service.  Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is considered nonqualified deferred compensation under Section 409A and is designated under this Agreement as payable upon Executive’s termination of employment shall be payable only upon Executive’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”) and, except as provided below, any such compensation or benefits described in Section 4 shall not be paid, or, in the case of installments, shall not commence payment, until the sixtieth (60th) day following Executive’s Separation from Service (the “First Payment Date”).  Any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s Separation from Service but for the preceding sentence shall be paid to Executive on the First Payment Date and the remaining payments shall be made as provided in this Agreement.

(iii)                               Specified Employee.  Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service with the Company or (ii) the date of Executive’s death.  Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.

(iv)                              Expense Reimbursements.  To the extent that any reimbursements under this Agreement are subject to Section 409A, any such reimbursements payable to Executive shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred; provided, that Executive submits Executive’s reimbursement request promptly following the date the expense is incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(v)                                 Installments.  Executive’s right to receive any installment payments under this Agreement, including without limitation any continuation salary payments that are payable on Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A.  Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.

(m)                             Attorneys’ Fees.  In the event that either Party prevails in a dispute with the other Party concerning the rights and obligations hereunder, the non-prevailing Party shall pay the prevailing Party’s reasonable attorneys’ fees and costs.

10.                               Executive Acknowledgement.

Executive acknowledges that Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Executive’s own judgment.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date and year first above written.

SELECTA BIOSCIENCES, INC.

By:	/s/ Werner Cautreels, Ph.D.
Name: Werner Cautreels, Ph.D.
Title: President and Chief Executive Officer

/s/ David Siewers, CPA
David Siewers, CPA

[Signature Page to Employment Agreement]

EXHIBIT A

Separation Agreement and Release

This Separation Agreement and Release (“Agreement”) is made by and between David Siewers, CPA (“Executive”) and Selecta Biosciences, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).  Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Employment Agreement (as defined below).

WHEREAS, the Parties have previously entered into that certain Employment Agreement, dated as of June 6, 2016 (the “Employment Agreement”); and

WHEREAS, in connection with Executive’s termination of employment with the Company or a subsidiary or affiliate of the Company effective         , 20  , the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that Executive may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company or its subsidiaries or affiliates but, for the avoidance of doubt, nothing herein will be deemed to release any rights or remedies in connection with Executive’s ownership of vested equity securities of the Company, vested benefits or Executive’s right to defense or indemnification by the Company or any of its affiliates pursuant to contract or applicable law (collectively, the “Retained Claims”).   The Company agrees not to contest Executive’s application for unemployment benefits; provided that nothing herein shall prohibit the Company from responding truthfully to requests for information from, or require the Company to make any false or misleading statements to, any governmental authority.

NOW, THEREFORE, in consideration of the severance payments and benefits described in Section 4 of the Employment Agreement, which, pursuant to the Employment Agreement, are conditioned on Executive’s execution and non-revocation of this Agreement, and in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:

1.                                      Severance Payments; Salary and Benefits.  The Company agrees to provide Executive with the severance payments and benefits described in Section 4(b) and Section 4(c) of the Employment Agreement, payable at the times set forth in, and subject to the terms and conditions of, the Employment Agreement. In addition, to the extent not already paid, and subject to the terms and conditions of the Employment Agreement, the Company shall pay or provide to Executive all other payments or benefits described in Section 3(c) of the Employment Agreement, subject to and in accordance with the terms thereof.

2.                                      Release of Claims.  Executive agrees that, other than with respect to the Retained Claims, the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company, any of its direct or indirect subsidiaries and affiliates, and any of their current and former officers, directors, equity holders, managers, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries and predecessor and successor corporations and assigns (collectively, the “Releasees”).  Executive, on Executive’s own behalf and on behalf of any of Executive’s affiliated companies or entities and any of their respective heirs, family members, executors, agents, and assigns, other than with respect to the Retained Claims, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement (as defined in Section 7 below), including, without limitation:

(a)                                 any and all claims relating to or arising from Executive’s employment or service relationship with the Company or any of its direct or indirect subsidiaries or affiliates and the termination of that relationship;

(b)                                 any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of any shares of stock or other equity interests of the Company or any of its affiliates, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c)                                  any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

(d)                                 any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; and the Sarbanes-Oxley Act of 2002;

(e)                                  any and all claims for violation of the federal or any state constitution;

(f)                                   any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(g)                                  any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement; and

(h)                                 any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released.  This release does not release claims that cannot be released as a matter of law, including, but not limited to, Executive’s right to report possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation, Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that Executive’s release of claims herein bars Executive from recovering such monetary relief from the Company or any Releasee), claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA, claims to any benefit entitlements vested as the date of separation of Executive’s employment, pursuant to written terms of any employee benefit plan of the Company or its affiliates and Executive’s right under applicable

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law and any Retained Claims.  This release further does not release claims for breach of Section 3(c), Section 4(b) or Section 4(c) of the Employment Agreement.

3.                                      Acknowledgment of Waiver of Claims under ADEA.  Executive understands and acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary.  Executive understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement.  Executive understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled.  Executive further understands and acknowledges that Executive has been advised by this writing that:  (a) Executive should consult with an attorney prior to executing this Agreement; (b) Executive has 21 days within which to consider this Agreement; (c) Executive has 7 days following Executive’s execution of this Agreement to revoke this Agreement pursuant to written notice to the General Counsel of the Company; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law.  In the event Executive signs this Agreement and returns it to the Company in less than the 21 day period identified above, Executive hereby acknowledges that Executive has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.

4.                                      Severability.  In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

5.                                      No Oral Modification.  This Agreement may only be amended in a writing signed by Executive and a duly authorized officer of the Company.

6.                                      Governing Law.  This Agreement shall be subject to the provisions of Sections 9(a) and 9(c) of the Employment Agreement.

7.                                      Effective Date.  If Executive has attained or is over the age of 40 as of the date of Executive’s termination of employment, then each Party has seven days after that Party signs this Agreement to revoke it and this Agreement will become effective on the eighth day after Executive signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”).  If Executive has not attained the age of 40 as of the date of Executive’s termination of employment, then the “Effective Date” shall be the date on which Executive signs this Agreement.

8.                                      Voluntary Execution of Agreement.  Executive understands and agrees that Executive executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Executive’s claims against the Company and any of the other Releasees.  Executive acknowledges that:  (a) Executive has read this Agreement; (b) Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement; (c) Executive has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Executive’s own choice or has elected not to retain legal counsel; (d) Executive understands the terms and consequences of this Agreement and of the releases it contains; and (e) Executive is fully aware of the legal and binding effect of this Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Dated:
David Siewers, CPA

SELECTA BIOSCIENCES, INC.

Dated:	By:
Name:
Title:

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EXHIBIT B

Employee Nondisclosure, Noncompetition and Assignment of Intellectual Property Agreement

[attached]

SELECTA BIOSCIENCES, INC.

EMPLOYEE NONDISCLOSURE, NONCOMPETITION AND

ASSIGNMENT OF INTELLECTUAL PROPERTY AGREEMENT

In consideration and as a condition of my employment by Selecta Biosciences, Inc., a Delaware corporation (the “Company”), and of the compensation to be paid to me, and in recognition of the fact that as an employee of the Company I will or may have access to confidential information, I agree with the Company as follows:

1.             Performance: Prior Obligations.

(a)           I agree to use best efforts to perform my assigned duties diligently, conscientiously, and with reasonable skill, and shall comply with all rules, procedures and standards promulgated from time to time by the Company with regard to my conduct and my access to and use of the Company’s property, equipment and facilities. Among such rules, procedures and standards are those governing ethical and other professional standards for dealing with customers, government agencies, vendors, competitors, consultants, fellow employees, and the public-at-large, security provisions designed to protect Company property and the personal security of Company employees, rules respecting attendance, punctuality, and hours of work, and rules and procedures designed to protect the confidentiality of proprietary information. The Company agrees to make reasonable efforts to inform me of such rules, standards and procedures as are in effect from time to time.

(b)           I hereby represent, warrant and agree (i) that I have the full right to enter into this Agreement and perform the services required of me hereunder, without any restriction whatsoever; (ii) that in the course of performing services hereunder, I will not violate the terms or conditions of any agreement between me and any third party or infringe or wrongfully appropriate any patents, copyrights, trade secrets or other intellectual property rights of any person or entity anywhere in the world; (iii) that I have not and will not disclose or use during my employment by the Company any confidential information that I acquired as a result of any previous employment or consulting arrangement or under a previous obligation of confidentiality; and (iv) that I have disclosed to the Company in writing any and all continuing obligations to previous employers or others that require me not to disclose any information to the Company.

2.             Confidential Information. While employed by the Company and thereafter, I shall not, directly or indirectly, use any Confidential Information (as hereinafter defined) other than pursuant to my employment by and for the benefit of the Company, or disclose any Confidential Information to anyone outside of the Company, whether by private communication, public address, publication or otherwise, or disclose any Confidential Information to anyone within the Company who has not been authorized to receive such information, except as directed in writing by an authorized representative of the Company. The term “Confidential Information” as used throughout this Agreement shall mean all trade secrets, proprietary information, know-how, data, designs, specifications, processes, customer lists and other technical or business information (and any tangible evidence, record or representation thereof), whether prepared, conceived or developed by a consultant or employee of the Company (including myself) or received by the Company from an outside source, which is in the possession of the Company (whether or not the property of the Company), which in any way relates to the present or future business of the Company, which is maintained in confidence by the Company, or which might permit the Company or its customers to obtain a competitive advantage over competitors who do not have access to such trade secrets, proprietary information, or other data or information. Without limiting the generality of the foregoing. Confidential Information shall include, without limitation:

(a)           any idea, improvement, invention, innovation, development, concept, technical or clinical data, design, formula, device, pattern, sequence, method, process, composition of matter, computer program or software, source code, object code, algorithm, model, diagram, flow chart, product specification or design, plan for a new or revised product, sample, compilation of information, or work in process, or parts thereof, and any and all revisions and improvements relating to any of the foregoing (in each case whether or not reduced to tangible form); and

(b)           the name of any customer, supplier, employee, prospective customer, sales agent, supplier or consultant, any sales plan, marketing material, plan or survey, business plan or opportunity, product or development plan or specification, business proposal, financial record, or business record or other record or information relating to the present or proposed business of the Company.

Notwithstanding the foregoing, the term Confidential Information shall not apply to information which the Company has voluntarily disclosed to the public without restriction, or which has otherwise lawfully entered the public domain.

I shall promptly notify my supervisor or any officer of the Company if I learn of any possible unauthorized use or disclosure of Confidential Information and shall cooperate fully with the Company to enforce its rights in such information.

I understand that the Company from time to time has in its possession information (including product and development plans and specifications) which is claimed by customers and others to be proprietary and which the Company has agreed to keep confidential. I agree that all such information shall be Confidential Information for purposes of this Agreement.

3.             Ownership and Assignment of Intellectual Property.

(a)           I agree that all originals and all copies of all manuscripts, drawings, prints, manuals, diagrams, letters, notes, notebooks, reports, models, records, files, memoranda, plans, sketches and all other documents and materials containing, representing, evidencing, recording, or constituting any Confidential Information (as defined in Section 2 above), however and whenever produced (whether by myself or others) during the course of my employment, shall be the sole property of the Company.

(b)           I agree that all Confidential Information and all other discoveries, inventions, ideas, concepts, trademarks, service marks, logos, processes, products, formulas, computer programs or software, source codes, object codes, algorithms, machines, apparatuses,

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items of manufacture or composition of matter, or any new uses therefor or improvements thereon, or any new designs or modifications or configurations of any kind, or works of authorship of any kind, including, without limitation, compilations and derivative works, whether or not patentable or copyrightable, conceived, developed, reduced to practice or otherwise made by me, either alone or with others, and related to the business of the Company or to tasks assigned to me during the course of my employment, whether or not made during my regular working hours, whether or not conceived, developed, reduced to practice or made on the Company’s premises and whether or not disclosed by me to the Company (collectively “Company Inventions”), and any and all services and products which embody, emulate or employ any such Company Invention or Confidential Information shall be the sole property of the Company and all copyrights, patents, patent rights, trademarks and reproduction rights to, and other proprietary rights in, each such Company Invention or Confidential Information, whether or not patentable or copyrightable, shall belong exclusively to the Company. For the avoidance of doubt, Confidential Information shall only include information that relates to the present or future business of the Company, and Company Inventions shall only include inventions that relate to the business of the Company or to tasks assigned to me during the course of my employment.

(c)           I agree to, and hereby do, assign to the Company all my right, title and interest throughout the world in and to all Company Inventions and to anything tangible which evidences, incorporates, constitutes, represents or records any Company Invention. I agree that all Company Inventions shall constitute works made for hire under the copyright laws of the United States and hereby assign and, to the extent any such assignment cannot be made at present, I hereby agree to assign to the Company all copyrights, patents and other proprietary rights I may have in any Company Inventions, together with the right to file for and/or own wholly without restriction United States and foreign patents, trademarks, and copyrights. I agree to waive, and hereby waive, all moral rights or proprietary rights in or to any Company Inventions and, to the extent that such rights may not be waived, agree not to assert such rights against the Company or its licensees, successors or assigns.

(d)           I hereby certify Exhibit A sets forth any and all confidential information and intellectual property that I claim as my own or otherwise intend to exclude from this Agreement because it was developed by me prior to the date of this Agreement. I understand that after execution of this Agreement I shall have no right to exclude Confidential Information or Company Inventions from this Agreement.

4.             Employee’s Obligation to Keep Records. I shall make and maintain adequate and current written records of all Company Inventions, including notebooks and invention disclosures, which records shall be available to and remain the property of the Company at all times. I shall disclose all Company Inventions promptly, fully and in writing to the Company immediately upon production or development of the same and at any time upon request.

5.             Employee’s Obligation to Cooperate. I will, at any time during my employment, or after it terminates, upon request of the Company, execute all documents and perform all lawful acts which the Company considers necessary or advisable to secure its rights hereunder and to carry out the intent of this Agreement. Without limiting the generality of the foregoing, I will assist the Company in any reasonable manner to obtain for its own benefit patents or

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copyrights in any and all countries with respect to all Company Inventions assigned pursuant to Section 3, and I will execute, when requested, patent and other applications and assignments thereof to the Company, or persons designated by it, and any other lawful documents deemed necessary by the Company to carry out the purposes of this Agreement, and I will further assist the Company in every way to enforce any patents and copyrights obtained, including, without limitation, testifying in any suit or proceeding involving any of said patents or copyrights or executing any documents deemed necessary by the Company, all without further consideration than provided for herein. It is understood that reasonable out-of-pocket expenses of my assistance incurred at the request of the Company under this Section will be reimbursed by the Company.

6.             Noncompetition and Non-solicitation. During my employment with the Company and for a period of 12 months after the termination of my employment with the Company for any reason, I shall not, without the Company’s prior written consent, on my own behalf, or as owner, manager, stockholder, consultant, director, officer, or employee of any business entity (except as a holder of not more than three (3%) percent of the stock of a publicly held company) participate in any capacity in any business activity that is in direct competition with any of the products or services being developed, marketed, distributed, planned, sold or otherwise provided by the Company or its affiliates at the time of, or during the 12 months preceding, my termination.

During my employment with the Company and for a period of 12 months after the termination of my employment with the Company for any reason, I shall not solicit, induce or encourage any employee of the Company to terminate his or her employment with the Company.

7.             Return of Property. Upon termination of my employment with the Company, or at any other time upon request of the Company, I shall cease using and return promptly any and all customer or prospective customer lists, other customer or prospective customer information or related materials, computer programs, software, electronic data, specifications, drawings, blueprints, data storage devices, reproductions, sketches, notes, notebooks, memoranda, reports, records, proposals, business plans, or copies of them, other documents or materials, tools, equipment, or other property belonging to the Company or its customers which I may then possess or have under my direct or indirect control. I further agree that upon termination of employment, I shall not take with me any documents or data in any form or of any description containing or pertaining to Confidential Information or Company Inventions, other than documents I have a right to retain under applicable law (with the understanding that my obligations under this Agreement continue to apply to any such retained documents). For purposes of clarity, using best efforts to completely remove (with the Company’s prior written permission) from any personal computer, laptop, smart phone, IPad, or any other electronic device, any Company Property that I have previously returned to the Company in accordance with this Section 7 satisfies my obligations under this section.

8.             Other Obligations. I acknowledge that the Company from time to time may have agreements with other persons, including the government of the United States or other countries and agencies thereof, which impose obligations or restrictions on the Company regarding inventions made during the course of work thereunder or regarding the confidential nature of such work. I agree to be bound by all such obligations and restrictions and to take all action necessary to discharge the obligations of the Company thereunder.

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9.             Miscellaneous.

(a)           This Agreement contains the entire and only agreement between me and the Company with respect to the subject matter hereof, superseding any previous oral or written communications, representations, understandings, or agreements with the Company or any officer or representative hereof. In the event of any inconsistency between this Agreement and any other contract between me and the Company, the provisions of this Agreement shall prevail.

(b)           My obligations under Sections 2, 3, 5, 6 (for the periods set forth therein), 7, 8 and 9 of this Agreement shall survive the termination of my employment with the Company regardless of the manner of or reasons for such termination, and regardless of whether such termination constitutes a breach of any other agreement I may have with the Company. My obligations under this Agreement shall be binding upon my heirs, assigns, executors, administrators and representatives, and the provisions of this Agreement shall inure to the benefit of and be binding on the successors and assigns of the Company.

(c)           If any provision of this Agreement shall be determined to be unenforceable by any court of competent jurisdiction by reason of its extending for too great a period of time or over too large a geographic area or over too great a range of activities, it shall be interpreted to extend only over the maximum period of time, geographic area or range of activities as to which it may be enforceable. If, after application of the immediately preceding sentence, any provision of this Agreement shall be determined to be invalid, illegal or otherwise unenforceable by any court of competent jurisdiction, the validity, legality and enforceability of the other provisions of this Agreement shall not be affected thereby. Except as otherwise provided in this paragraph, any invalid, illegal or unenforceable provision of this Agreement shall be severable, and after any such severance, all other provisions hereof shall remain in full force and effect.

(d)           I acknowledge and agree that violation of this Agreement by me would cause irreparable harm to the Company not adequately compensable by money damages alone, and I therefore agree that, in addition to all other remedies available to the Company at law, in equity or otherwise, the Company shall be entitled to injunctive relief to prevent an actual or threatened violation of this Agreement and to enforce the provisions hereof, without showing or proving any actual damage to the Company or posting any bond in connection therewith.

(e)           No failure by the Company to insist upon strict compliance with any of the terms, covenants, or conditions hereof, and no delay or omission by the Company in exercising any right under this Agreement, will operate as a waiver of such terms, covenants, conditions or rights. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

(f)            This Agreement may not be changed, modified, released, discharged, abandoned, or otherwise amended, in whole or in part, except by an instrument in writing signed by me and the Company.

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(g)           This Agreement shall be governed by, and construed and enforced in accordance with, the laws of The Commonwealth of Massachusetts, without regard to its principles of conflicts of laws. This Agreement is executed under seal.

[Signature Page Follows]

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BY PLACING MY SIGNATURE HEREUNDER, I ACKNOWLEDGE THAT I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL AND I HAVE READ ALL THE PROVISIONS OF THIS EMPLOYEE NONDISCLOSURE, NONCOMPETITION AND ASSIGNMENT OF INTELLECTUAL PROPERTY AGREEMENT AND THAT I AGREE TO ALL OF ITS TERMS.

Effective Date: June 2, 2016

EMPLOYEE:

/s/ David Siewers
Signature
	Name:	David Siewers

	Address:	[***]

Accepted and Agreed:

SELECTA BIOSCIENCES, INC.

	By:	/s/ Werner Cautreels, Ph.D.
Name: Werner Cautreels, Ph.D.
Title: President and Chief Executive Officer

EXHIBIT A

Excluded Confidential Information and Inventions

EXHIBIT C

Form of Indemnification Agreement

[attached]